AMENDED & RESTATED SCHEDULE A
dated December 1, 2024

to the
SUB-ADVISORY AGREEMENT
dated September 10, 2019, between

KNIGHTS OF COLUMBUS ASSET ADVISORS LLC

and

L2 ASSET MANAGEMENT, LLC

The Adviser shall pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Sub-Adviser from time to time in accordance with the following fee schedule:

Fund	Rate
Knights of Columbus Long/Short Equity Fund	0.25%
Knights of Columbus U.S. All Cap Index Fund	0.10% on the first $50 million of Fund assets 0.05% on the next $50 million of Fund assets 0.03% on the next $200 million of Fund assets 0.02% on the Fund assets over $300 million

Acknowledged and Accepted by:

Knights of Columbus Asset Advisors LLC

/s/ Anthony Minopoli
Name: Anthony Minopoli
Title: President

L2 Asset Management, LLC

/s/ Matt Malgari
Name: Matt Malgari
Title: Managing Member

The Advisors’ Inner Circle Fund III

/s/ Michael Beattie
Name: Michael Beattie
Title: President